HOUSTON AMERICAN ENERGY ANNOUNCES DIRECTOR APPOINTMENTS

Houston, Texas - August 15, 2005 - Houston American Energy, Inc. (OTCBB: HUSA) today announced the appointment of O. Lee Tawes III, Stephen Hartzell and Edwin Broun III as directors.

Mr. Tawes, age 57, is Executive Vice President and head of Investment Banking and a Director of Northeast Securities Inc. Mr. Tawes has over 30 years of experience in the investment business, with a broad range of experience including investment and merchant banking and research at firms such as Oppenheimer & Co, CIBC World Markets, C.E. Unterberg, Towbin and Goldman Sachs.

Mr. Hartzell, age 51, is the owner operator of Southern Star Exploration, an independent oil and gas company. Mr. Hartzell is a petroleum geologist by background and has over 27 years of experience in the oil and gas industry, including over 15 years as an independent consulting geologist.

Mr. Broun, age 53, is the owner operator of Broun Energy LLC, an oil and gas exploration and production company. Mr. Broun is a petroleum engineer by background and has 30 years of experience in the oil and gas industry, with a broad range of experience in engineering and oil and gas portfolio management, including responsibility for acquisitions, divestitures, workovers, reserve and economic evaluations and drill site selection.

Regarding the new directors, John Terwilliger, President and Chairman of Houston American, stated, "we are very please to add each of these new directors to our board. Each brings unique capabilities to the company and a wealth of experience in key areas of oil and gas operations and financing. As we continue to grow our holdings and production and build out our infrastructure to support our growth, I anticipate that each of these directors will provide valuable insight and direction."

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas and Colombia. Additional information can be accessed by reviewing the December 31, 2004 Form 10-KSB, and its other periodic reports filed with the Securities and Exchange Commission. The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Houston American Energy Corp., are subject to a number of risks, including production variances from expectations, volatility of product prices, the capital expenditures required to fund its operations, environmental risks, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at http://www.houstonamericanenergy.com or contact the Houston American Energy
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Corp. at (713) 222-6966.